Calculation of Filing Fee Tables
S-8
Oklo Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.0001 per share	Other	8,025,494	$ 58.67	$ 470,855,732.98	0.0001381	$ 65,025.18
2	Equity	Class A Common Stock, par value $0.0001 per share	Other	1,605,099	$ 49.87	$ 80,046,287.13	0.0001381	$ 11,054.39
Total Offering Amounts:						$ 550,902,020.11		$ 76,079.57
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 76,079.57
Offering Note
[1]	Note 1.A: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of the Class A common stock of Oklo Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's Class A common stock. Note 1.B: Represents 8,025,494 additional shares of the Registrant's Class A common stock that were automatically added to the shares authorized for issuance under the Registrant's 2024 Equity Incentive Plan (the "2024 Plan") on January 1, 2026 pursuant to an annual "evergreen" increase provision contained in the 2024 Plan. Note 1.C: Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $58.67 was computed by averaging the high and low prices of a share of the Registrant's Class A common stock as reported on the New York Stock Exchange on June 22, 2026.

[2]	See Note 1.A above. Note 2.A: Represents 1,605,099 additional shares of the Registrant's Class A common stock that were automatically added to the shares authorized for issuance under the Registrant's 2024 Employee Stock Purchase Plan (the "ESPP") on January 1, 2026, pursuant to an annual "evergreen" increase provision contained in the ESPP. Note 2.B: Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $58.67 and was computed by averaging the high and low prices of a share of the Registrant's Class A common stock as reported on the New York Stock Exchange on June 22, 2026. Under the ESPP, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant's Class A common stock on the offering date or the purchase date, whichever is less.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources